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                                                                 EXHIBIT 10.18
                                 EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into this 1st day of May, 1998, by and between Laboratory Specialists, Inc. (the "Company"), a Louisiana corporation, Laboratory Specialists of America, Inc., an Oklahoma corporation and parent of the Company ("LSAI") and Roy D. Harrison, an individual ("Harrison").

     WHEREAS, the parties hereto entered into this Employment Agreement in connection with and as a condition of that certain Asset Purchase Agreement between Harrison Laboratories, Inc. ("HLI"), Harrison, the Company and LSAI, dated April 13, 1998 (the "Asset Purchase Agreement"), providing for the purchase of certain assets of HLI by the Company and LSAI;

     NOW, THEREFORE, for and in consideration of the conditions hereinbelow to be performed on the part of the respective parties hereto, and in consideration of the mutuality thereof, the parties hereto agree as follows:

     1. TERM OF EMPLOYMENT. The Company hereby agrees to employ Harrison, and Harrison hereby agrees to serve the Company as a sales representative, during the three-year period commencing on the date of this Agreement, subject to the provisions of Sections 4 and 5 hereof.

     2. DUTIES. Substantially all of the duties and responsibilities of Harrison, subject to such travel as the duties of Harrison hereunder may reasonably require, shall be performed by Harrison at and from Midland, Texas. During the term of employment hereunder, Harrison shall devote his full business time, attention, skill, energy and best efforts to the duties assigned to him from time to time by the Company as a sale representative to service and maintain the customer base acquired by LSAI and the Company from HLI pursuant to the Asset Purchase Agreement and to further develop the customer base of the Company for the services offered and provided by the Company within the marketing area assigned to Harrison by the Company. As an employee of the Company, Harrison shall be subject to the overall supervision and instructions of management of the Company.

     3. COMPENSATION AND OTHER BENEFITS. During Harrison's employment pursuant to this Agreement, the Company or LSAI shall pay or provide to Harrison and Harrison shall be entitled to receive or have maintained for his benefit, the following:

          3.1 The Company or LSAI shall compensate Harrison for the services to be rendered by him hereunder as follows:

               3.1.1 The Company or LSAI shall pay to Harrison an annual base salary in the sum of Fifty Thousand ($50,000) per year, payable in equal semi-monthly, pay-period installments on the first and fifteen day of each month following the date of this Agreement; provided, however, that the first and last semi-monthly pay-period installments to be paid during the term of Harrison's employment pursuant to this Agreement shall be pro rated based on the number of days of such employment during the applicable semi-monthly, pay-period installment.

               3.1.2 The Company or LSAI shall pay to Harrison a monthly bonus equal to three and one-half percent (3.5%) of HLI Revenues (as defined below) during each month payable on the fifteenth day of the following month. For purposes of this Agreement, "HLI Revenues" shall mean all revenues of the Company directly attributable to the customers comprising the customer based of HLI acquired by LSAI and the Company pursuant to the Asset Purchase Agreement as determined in accordance with generally accepted accounting principles.


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               3.1.3  With respect to New Customers (as defined below) obtained by Harrison for the Forensic Testing services provided by the Company and LSAI, Harrison shall be entitled to monthly sales commissions as set forth in this Section 3.1.3. The Company or LSAI shall pay to Harrison a monthly commission, payable on the fifteenth day of each month, based upon the revenues for Forensic Testing provided to each New Customer during the preceding month, as determined in accordance with generally accepted account principles, equal to (i) six percent (6%) of such revenues during the first year that each New Customer utilizes the Forensic Testing services of the Company, (ii) four percent (4%) of such revenues during the second year that each New Customer utilizes the Forensic Testing services of the Company, (iii) two percent (2%) of such revenues during the third year that such New Customer utilizes the Forensic Testing services of the Company, and
          (iv) one percent (1%) after the third year that such New Customer utilizes the Forensic Testing services of the Company and LSAI. For purposes of this Agreement, "New Customers" shall mean customers of the Company and LSAI other than those customers that have previously utilized the Forensic Testing services of the Company and LSAI on the date of this Agreement, the customers comprising in part the assets purchase by LSAI and the Company from HLI pursuant to the Asset Purchase Agreement, and those customers comprising in whole or in part the assets of a company subsequently acquired directly or indirectly by LSAI or the Company pursuant to a purchase or merger transaction.

          3.2 Harrison is hereby authorized to incur reasonable expenses for the promotion of the Company's business, including entertainment, travel and similar expenses (including without limitation oil and gas expenses of the automobile utilized by Harrison), and he shall be reimbursed therefore by the Company or LSAI upon his presentation of itemized accounts of such expenditures.

          3.3 The Company or LSAI shall provide to Harrison health and disability insurance benefits comparable to those provided to an executive of the Company.

          3.4 Harrison shall be entitled to reasonable periods of vacation with pay in each year, and reasonable periods of sick leave with pay in accordance with Company's vacation and sick leave policies applicable to an executive of the Company as established by the Board of Directors of the Company.

          3.5 The Company or LSAI shall pay to Harrison an automobile allowance of Five Hundred Dollars ($500) per month, payable on the fifteen day of each month while employed pursuant to this Agreement to assist Harrison in the performance of his duties and responsibilities as an employee of the Company.

          3.6 On the date of this Agreement, Harrison shall be entitled to become a participant in the 401(k) retirement benefit plan maintained by the Company for its employees on the same basis that other Company employees participate. The Company agrees to waive any minimum service requirement for initial participation and vesting under such benefit plan.

     4.  DISABILITY OR DEATH.

          4.1 In the event the Board of Directors of the Company determines in good faith that Harrison is unable, because of physical or mental illness or disability, to render services of the character contemplated by this Agreement and that such illness or disability reasonably may be expected to be permanent or to continue for a period of at least six (6) consecutive months (or for shorter periods totaling more than six (6) months during any period of eighteen (18) consecutive months), in such event the Board of Directors of the Company may elect to terminate the employment of Harrison hereunder upon written notice by the Company to Harrison effective on the next first or fifteenth day of the month following the date of such notice. Prior to and as a condition precedent of any such termination by the Board of Directors, upon request therefor by the Company, Harrison shall submit to a medical examination by a physician designated by the Company in


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     Midland, Texas, for the purpose of determining the existence, nature and extent of any such illness or disability; provided, however, that in the event Harrison refuses or fails to submit himself to such medical examination within 30 days of such request, the Board of Directors shall have the right immediately to terminate Harrison's employment pursuant to this Agreement without such medical examination. In the event the physician designated by the Company determines that Harrison is unable, because of physical or mental illness or disability, to render services of the character contemplated this Agreement, Harrison shall have the right, within 10 days of the determination of Harrison's illness or disability by the physician selected by the Company, to select a physician in Midland, Texas, and submit himself to an examination for the purpose of determining the existence, nature and extent any such illness or disability. In the event Harrison fails to submit himself for examination by the physician selected by Harrison within the 10-day period, the determination of such illness or disability the by physician selected by the Company shall be binding upon Harrison and shall be reasonable grounds for the Company to terminate Harrison's employment pursuant to this Agreement. Furthermore, in the event the physician designated by the Company and the physician selected by Harrison are unable to reach an agreement on the issue of the ability of Harrison to perform services under this Agreement due to any illness or disability, such physicians shall promptly designate a qualified physician to make such determination and the finding of such physician as to the existence or nonexistence of such illness or disability shall be binding on the Company and Harrison and, if such illness or disability is found to exist, such finding shall be reasonable grounds for the Company to terminate Harrison's employment pursuant to this Agreement. In the event the Board of Directors terminates the employment of Harrison under this Agreement pursuant to this Section 4.1, Harrison shall be entitled to receive the amount of compensation determined pursuant to (i) Sections
     3.1.1 and 3.1.3 up to the date of the termination of the employment of Harrison, payable on the dates established pursuant to Sections 3.1.1 and 3.1.3, respectively, and (ii) Section 3.1.2 from the date of Harrison's employment termination pursuant to this Section 4.1 through April 30, 2001, payable on the fifteenth day of each month following the end of each month during such period.

          4.2 In the event Harrison shall die during the term of this Agreement, this Agreement shall terminate effective on the next first or fifteenth day of the month following the date of death, and the Company or LSAI shall pay to the spouse of Harrison, or if unmarried at the time of his death, to the estate of Harrison, the compensation otherwise payable to Harrison but for his death pursuant to (i) Sections 3.1.1 and 3.1.2 for a period of three (3) months following the date of Harrison's death, payable on the dates established pursuant to Sections 3.1.1 and 3.1.3, respectively, and (ii) Section 3.1.2 from the date of Harrison's death through April 30, 2001, payable on the fifteenth day of each month following the end of each month during such period.

     5. TERMINATION FOR CAUSE. In the event the Board of Directors of the Company determines in good faith that Harrison should be terminated for Cause (as defined below), the Company may terminate this Agreement, and all obligations hereunder shall thereupon terminate. For purposes of this Agreement, "Cause" shall mean (i) gross negligence by Harrison, (ii) the willful failure by Harrison to substantially perform the duties assigned to Harrison under this Agreement (other than physical or mental illness or disability which determination shall be in accordance with Section 4.1 of this Agreement), (iii) fraud, including without limitation any misrepresentation or breach of any warranty or covenant by HLI contained in the Asset Purchase Agreement, or (iv) the willful misconduct by Harrison which is materially injurious to the Company or LSAI, or (v) Harrison's conviction of a felony.

     6. NON-COMPETITION. (i) During Harrison's employment pursuant to this Agreement, or, if longer, the period of employment of Harrison by the Company or LSAI, Harrison shall not engage in competition with the Company or LSAI, either directly or indirectly, in any manner or capacity as an employee or executive officer of a competitor company in any phase of the business carried on by the Company or LSAI at any time during the term of Agreement. Furthermore, in order to induce LSAI and the Company to enter into the Asset Purchase Agreement and this Agreement, Harrison covenants and agrees, for a period of three (3) years following the date of Harrison's termination of employment with the Company, not to (A) directly or indirectly solicit, canvass or otherwise contact or accept any


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business or transaction from any customer, former or otherwise of the Company, or take any action which shall cause the termination or curtailment of the business relationship with LSAI or the Company and/or its successor or successors and any of its customers, former or otherwise, including without limitation those customers constituting in whole or in part the HLI Assets and
(B) directly or indirectly, without the prior written consent of LSAI and the Company or their successor or successors, solicit, entice, raid, persuade or induce any individual who as of the date of Harrison's employment termination is an employee of LSAI or the Company, or any of its successor or successors, to terminate or refrain from renewing or extending his or her employment with LSAI or the Company or any of its respective successors, except this clause shall not apply to any such employee whose employment shall have been terminated by LSAI or the Company or its successor or successors.

     (ii)   If any part of the restrictions set forth in subsection (i) of this
Section 6 shall, for any reason whatsoever, be declared invalid by an arbitration panel, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected and shall be enforced to the fullest extent permitted by law. If any of such restrictions are deemed to be unreasonable by an arbitration panel, then Harrison shall submit to the reduction or modification of this Section 6 as said panel deems reasonable.

     (iii) If Harrison shall be in violation of the aforementioned restrictive covenant and agreements in this Section 6, then in addition to other remedies available to LSAI or the Company, the time limitation thereof shall be extended for a period of time equal to the period of time during which such violation occurred.

     (iv) The terms and provisions of this Section 6 are for the benefit of LSAI and the Company and may be waived in whole or in part only in writing by LSAI and the Company.

     7. CONFIDENTIALITY. During Harrison's employment pursuant to this Agreement, or, if longer, the period of employment of Harrison by the Company, and for a period of three (3) years thereafter, Harrison shall not divulge to anyone, other than the Company, LSAI or persons designated by the Company or LSAI in writing, any confidential material information directly or indirectly useful in any aspect of the business of the Company, LSAI or any of its subsidiaries, as conducted from time to time, as to which Harrison is now, or at any time during employment shall become, informed and which is not then generally known to the public or recognized as standard practice.

     8. CERTAIN PROVISIONS TO SURVIVE TERMINATION; ETC. Notwithstanding any termination of his employment under this Agreement, Harrison, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Section 6 and 7, and consequently, in addition to all other remedies that may be available to it, the Company shall be entitled to injunctive relief for any actual or threatened violation of such Sections. Harrison acknowledges that the Company, LSAI and its successor or successors would be irreparable damaged and that money damages and any other remedy available at law would be inadequate to redress or remedy any loss in the event that the provisions of Sections 6 and 7 were not fully performed in accordance with their specific terms or are otherwise breached, and Harrison, therefore, agrees that the Company, LSAI and its successor or successors, in addition to recovering any claim for damages or obtaining any other remedy available at law, also may enforce the terms of Sections 6 and 7 by injunction or specific performance and may obtain may other appropriate remedy available in equity, and that Harrison hereby waives his right to assert and will not assert in defense against such equitable claims that an adequate legal remedy is available.

     9. NON-ASSIGNABILITY. Neither party hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the written consent of the other party.

     10. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be conducted in Midland, Texas, unless otherwise agreed by the parties hereto. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in


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connection with such arbitration; provided, however, that nothing in this
Section 10 shall be construed so as to deny the Company, LSAI and its successor or successors the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Harrison of any of his covenants contained in Sections 6 and 7 hereof.

     11. NOTICE. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given forty-eight (48) hours after depositing in the United States mail, certified mail, postage prepaid, addressed to the party to receive such notice at the address set forth hereinbelow or such other address as either party may give to the other in writing pursuant to written notice pursuant to this Section:

            If to Harrison:        Mr. Roy D. Harrison
                                   5301 Shady Bend Court
                                   Midland, Texas 79707

            If to the Company:     Laboratory Specialists, Inc.
                                   1111 Newton Street
                                   Gretna, Louisiana 70053
                                   Attention: Larry E. Howell

            If to LSAI:            Laboratory Specialists of America, Inc.
                                   101 Park Avenue, Suite 810
                                   Oklahoma City, Oklahoma 73102
                                   Attention: John Simonelli

     12. GENERAL. The terms and provisions herein contained (i) constitute the entire Agreement between the Company, LSAI and Harrison with respect to the subject matter hereof, (ii) may be amended or modified only by a written instrument executed by the parties hereto, and (iii) shall be construed and enforced in accordance with the laws in effect in the State of Texas without regard to its conflicts of law provisions. Failure by a party hereto to require performance of any provision of this Agreement shall not affect, impair or waive such party's right to require full performance at any time thereafter.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

"Company"                     LABORATORY SPECIALISTS, INC.

                              By: /S/ARTHUR R. PETERSON, JR.
                                   Arthur R. Peterson, Jr., President

"LSAI"                        LABORATORY SPECIALISTS OF AMERICA, INC.


                              By: /S/LARRY E. HOWELL
                                   Larry E. Howell, President

"Harrison"                      /S/ROY D. HARRISON
                                   Roy D. Harrison


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